Filed Pursuant to Rule 424(b)(3)

Registration No. 333-284420

PROSPECTUS SUPPLEMENT NO. 1

(To Prospectus dated March 13, 2025)

MKDWELL TECH INC.

Up to 11,045,094 Ordinary Shares

This prospectus supplement (this “Prospectus Supplement”) updates and supplements certain information contained in, and should be read in conjunction with the prospectus dated March 13, 2025 (as supplemented to date, the “Prospectus”), which forms a part of our Registration Statement on Form F-1 (Registration Statement No. 333-284420) originally filed with the Securities Exchange Commission (the “SEC”) on January 23, 2025 and declared effective by the SEC on March 11, 2025.

The Prospectus and this Prospectus Supplement relate to the offer and sale from time to time by the selling securityholders or their permitted transferees (collectively, the “Selling Securityholders”) of up to 11,045,094 ordinary shares, par value $0.0001 per share (the “Ordinary Shares”), of MKDWELL Tech Inc., a British Virgin Islands business company (the “Company”), originally issued or issuable to certain Selling Securityholders (i) pursuant to a securities purchase agreement dated November 26, 2024 (the “November 2024 SPA”) and a convertible note issued by the Company dated November 26, 2024 with the principal amount of $1,851,000 (the “November 2024 Convertible Note”), and (ii) an amended satisfaction and discharge of indebtedness agreement dated July 24, 2024 (the “Amended Satisfaction and Discharge Agreement”). The Prospectus and this Prospectus Supplement also cover any additional securities that may become issuable by reason of share splits, share dividends or other similar transactions.

On May 13, 2025, the Company and the holder of the November 2024 Convertible Note entered into an amendment to such note (the “Amendment”). The Amendment revised the definition of the “Conversion Price” under the November 2024 Convertible Note, which now means 80% multiplied by the lower of: (a) the closing trade price of the Ordinary Shares on the prior trading day, and (b) the average closing trade price of the Ordinary Shares for the prior 10 trading days.

On May 14, 2025, we filed a Current Report on Form 6-K with the SEC. The Current Report on Form 6-K is attached hereto.

Our Ordinary Shares are currently traded on the Nasdaq Capital Market under the symbol “MKDW”. The listing of our Ordinary Shares were transferred from the Nasdaq Global Market to the Nasdaq Capital Market on March 25, 2025. Our Warrants trade on Nasdaq Capital Market under the symbol “MKDWW”. Our Ordinary Shares and our public warrants began trading on Nasdaq on August 1, 2024. The closing price of our Ordinary Shares on Nasdaq on May 13, 2025 was $0.324 per share and the closing price of our Warrants on May 13, 2025 was $0.01 per Warrant.

This Prospectus Supplement should be read in conjunction with the Prospectus, which is to be delivered with this Prospectus Supplement. This Prospectus Supplement updates, amends and supplements the information included or incorporated by reference in the Prospectus. If there is any inconsistency between the information in the Prospectus and this Prospectus Supplement, you should rely on the information in this Prospectus Supplement.

This Prospectus Supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus, including any amendments or supplements to it.

Investing in our Ordinary Shares involves a high degree of risk. Before buying any Ordinary Shares you should carefully read the discussion of material risks of investing in such securities in “Risk Factors” beginning on page 16 of the Prospectus.

You should rely only on the information contained in the Prospectus, this Prospectus Supplement, or any further prospectus supplement or amendment hereto. We have not authorized anyone to provide you with different information.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is May 14, 2025.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 6-K

REPORT OF FOREIGN PRIVATE ISSUER

PURSUANT TO RULE 13a-16 OR 15d-16

UNDER THE SECURITIES EXCHANGE ACT OF 1934

For the month of May 2025

Commission File Number 001-42197

MKDWELL Tech Inc.

1F, No. 6-2, Duxing Road,

Hsinchu Science Park,

Hsinchu City 300, Taiwan

(Address of principal executive office)

Indicate by check mark whether the registrant files or will file annual reports under cover of Form 20-F or Form 40-F.

Form 20-F ☒ Form 40-F ☐

Entry into Amendment to Convertible Promissory Note with Streeterville Capital, LLC

As previously disclosed in the current reports on Form 6-K furnished on December 3, 2024 and December 11, 2024, MKDWELL Tech Inc., a British Virgin Islands business company (the “Company”), entered into a securities purchase agreement dated November 26, 2024 (the “November 2024 SPA”) with Streeterville Capital, LLC, a Utah limited liability company (the “Investor”), pursuant to which the Company issued to the Investor an unsecured convertible promissory note, on November 26, 2024, in the principal amount of $1,851,000 (the “November 2024 Convertible Note”, or the “Note”), convertible into Ordinary Shares, for a purchase price of $1,700,000. The transaction closed on December 9, 2024 and the Company received an aggregate purchase price of $1,700,000.

On May 13, 2025, the Company and the Investor entered into an amendment to the Note (the “Amendment”). The Amendment revised the definition of the “Conversion Price” under the Note, which now means 80% multiplied by the lower of: (a) the closing trade price of the Ordinary Shares on the prior trading day, and (b) the average closing trade price of the Ordinary Shares for the prior 10 trading days.

Within two trading days of the date of the Amendment, the Company will file a prospectus supplement to the prospectus dated March 13, 2025, which forms a part of the Registration Statement on Form F-1 (Registration Statement No. 333-284420), to disclose this Amendment.

The foregoing description of the Amendment is not intended to be complete and is qualified in its entirety by reference to the full text of the Amendment, a copy of which is appended as Exhibit 10.1 hereto and incorporated by reference herein. Capitalized terms not otherwise defined in this Form 6-K have the meaning given to them in the Amendment.

EXHIBITS

Exhibit No.	Description
10.1	Amendment to Convertible Promissory Note dated May 13, 2025, by and between MKDWELL Tech Inc. and Streeterville Capital, LLC

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

MKDWELL Tech Inc.

By:	/s/ Ming-Chia Huang
Name:	Ming-Chia Huang
Title:	Chief Executive Officer and Director

Date:	May 14, 2025

Exhibit 10.1

AMENDMENT TO CONVERTIBLE PROMISSORY NOTE

This Amendment to Convertible Promissory Note (this “Amendment”) is entered into as of May 13, 2025 (the “Amendment Date”), by and between Streeterville Capital, LLC, a Utah limited liability company (“Investor”), and MKDWELL Tech, Inc., a British Virgin Islands company (“Company”).

A. Company issued that certain Convertible Promissory Note in the original principal amount of $1,851,000.00 to Investor on November 26, 2024 (the “Note”) pursuant to that certain Securities Purchase Agreement between Company and Investor dated November 26, 2024 (the “Purchase Agreement”).

B. Investor and Company have agreed, subject to the terms, amendments, conditions and understandings expressed in this Amendment, to amend the Note.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1. Recitals. Each of the parties hereto acknowledges and agrees that the recitals set forth above in this Amendment are true and accurate and are hereby incorporated into and made a part of this Amendment.

2. Conversion Price. The definition of the term “Conversion Price” is hereby deleted in its entirety and replaced with the following:

“A1. “Conversion Price” means 80% multiplied by the lower of: (a) the closing trade price of the Ordinary Shares on the prior Trading Day, and (b) the average closing trade price of the Ordinary Shares for the prior ten (10) Trading Days.”

3. 424B Sticker Update. Within two (2) Trading Days of the Amendment Date, Company will file a 424B “sticker update” to its outstanding F-1 registration statement (File No. 333-284420) to disclose this Amendment. This Amendment will become effective upon the filing of such sticker update.

4. Representations and Warranties. Each of Company and Investor, for itself, and for its affiliates, successors and assigns, hereby acknowledges, represents, warrants and agrees as follows:

(a) Such party has full power and authority to enter into this Amendment and to incur and perform all obligations and covenants contained herein, all of which have been duly authorized by all proper and necessary action.

(b) No consent, approval, filing or registration with or notice to any governmental authority is required as a condition to the validity of this Amendment or the performance of any of the obligations of such party hereunder.

5. Certain Acknowledgments. Each of the parties acknowledges and agrees that no property or cash consideration of any kind whatsoever has been or shall be given by Investor to Company in connection with this Amendment.

6. Other Terms Unchanged. The Note, as amended by this Amendment, remains and continues in full force and effect, constitutes legal, valid, and binding obligations of each of the parties, and is in all respects agreed to, ratified, and confirmed. Any reference to the Note after the date of this Amendment is deemed to be a reference to the Note as amended by this Amendment. If there is a conflict between the terms of this Amendment and the Note, the terms of this Amendment shall control. No forbearance or waiver may be implied by this Amendment. Except as expressly set forth herein, the execution, delivery, and performance of this Amendment shall not operate as a waiver of, or as an amendment to, any right, power, or remedy of Investor under the Note, as in effect prior to the date hereof. For the avoidance of doubt, this Amendment shall be subject to the governing law, venue, and Arbitration Provisions, as set forth in the Purchase Agreement.

7. No Reliance. Company acknowledges and agrees that neither Investor nor any of its officers, directors, members, managers, equity holders, representatives or agents has made any representations or warranties to Company or any of its agents, representatives, officers, directors, or employees except as expressly set forth in this Amendment and, in making its decision to enter into the transactions contemplated by this Amendment, Company is not relying on any representation, warranty, covenant or promise of Investor or its officers, directors, members, managers, equity holders, agents or representatives other than as set forth in this Amendment.

8. Counterparts. This Amendment may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one instrument. The parties hereto confirm that any electronic copy of another party’s executed counterpart of this Amendment (or such party’s signature page thereof) will be deemed to be an executed original thereof.

9. Further Assurances. Each party shall do and perform or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as the other party may reasonably request in order to carry out the intent and accomplish the purposes of this Amendment and the consummation of the transactions contemplated hereby.

[Signature Page Follows]

2

IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the date set forth above.

INVESTOR:

Streeterville Capital, LLC

By:	/s/ John M. Fife
John M. Fife, President

COMPANY:

MKDWELL Tech, Inc.

By:	/s/ Ming-Chia Huang
Ming-Chia Huang, CEO

[Signature Page to Amendment to Convertible Promissory Note]